Exhibit (d)(1)(M)

                                ANDREW H. MEYERS
                                 31 THE BIRCHES
                         ROSLYN ESTATES, NEW YORK 11576

                                                     December __, 2000

The Langer Biomechanics Group, Inc.
450 Commack Road
Deer Park, New York 11729

Attention:  Stephen V. Ardia, Chairman

                         Re: Transaction Expenses Pursuant to Section X(B)(iii)
                             of Tender Offer Agreement

Gentlemen:

      Reference is made to the Tender Offer Agreement (the "Agreement") being executed and delivered simultaneously herewith among The Langer Biomechanics Group, Inc.(the "Company"), OrthoStrategies, Inc. ("OS"), and OrthoStrategies Acquisition Corp. (APurchaser@).

      In consideration of the execution and delivery of the Agreement by the Company, the undersigned hereby guarantees the payment of such amounts, up to $150,000, as may be due from Purchaser pursuant to Section X.B.(iii) of the Agreement in respect of the Company=s actual reasonable out of pocket costs and expenses incurred in connection with the Agreement and the transactions contemplated therein, if the Agreement shall have been terminated by the Company pursuant to Section X(A)(iv), or the Purchaser shall have terminated the Agreement when it did not have a right to do so under Section X.A.

      The undersigned does not guaranty or assume any other obligations of OS or Purchaser under the Agreement; the undersigned acknowledges, however, that the undersigned has entered into an agreement with OS wherein the undersigned has agreed to fund to OS a portion of the purchase price of the shares to be acquired in the tender offer to be made pursuant to the Agreement and to fund to OS a portion of the related fees and expenses to be paid by OS and Purchaser.

      This Agreement is solely for the benefit of the Company and the undersigned and is not for the benefit of or enforceable by any third party.


                                          _________________________________
                                                   ANDREW H. MEYERS